UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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Isramco, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ISRAMCO, INC.
2425 West Loop South Suite 810
Houston Texas 77027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          NOTICE IS HEREBY GIVEN that the 2014 annual meeting (the “Annual Meeting”) of the shareholders of Isramco, Inc. (the “Company”) will be held at the Company’s offices at 2425 West Loop South, Suite 810, Houston Texas 77027, on December 19, 2014 at 9:00 A.M., local time, for the following purposes:

          (i) to elect six directors of the Company to hold office until the next annual meeting of the shareholders and until their respective successors shall have been duly elected and qualified;

          (ii) to conduct a non-binding advisory vote to approve the compensation of the Company’s executives;

          (iii) to ratify the appointment of Malone Bailey, LLP as the Company’s independent public accounting firm for the year ending December 31, 2014; and

          (iv) to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

          The Board of Directors has fixed the close of business on November 14, 2014, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A complete list of shareholders entitled to vote at the meeting will be available for examination at the offices of the Company for ten (10) days prior to the meeting. Only shareholders of record at the close of business on November 14, 2014 (the “Record Date”) are entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Haim Tsuff
Chairman of the Board
Chief Executive Officer
President

          November 24, 2014
PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

ISRAMCO, INC.
2425 West Loop South Suite 810
Houston Texas 77027

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 19, 2014

INTRODUCTION

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Isramco, Inc., a Delaware corporation (the “Company”) for use at the 2014 annual meeting (the “Annual Meeting”) of the Company’s shareholders (the “Shareholders”) to be held at the Company’s offices at 2425 West Loop South, Suite 810, Houston, Texas 77027, on Friday, December 19, 2014 at 9:00 A.M., local time, and any adjournment(s) thereof.

          In addition to mailing the proxy materials to each of our shareholders, our Board of Directors has made these proxy materials available to you on the Internet on or about November 27, 2014, at its transfer agent, American Stock Transfer, at http://www.astproxyportal.com/ast/03348 described in the Notice of Internet Availability of Proxy Materials (the “Notice”), mailed to Shareholders of record and beneficial holders. Printed versions of these proxy materials have been delivered to you by mail, in connection with the Board of Directors’ solicitation of proxies for use at our 2014 Annual Meeting of Shareholders. Our Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. These proxy materials include: our proxy statement for (and notice of) the Annual Meeting; and our Annual Report on Form 10-K for the year ended December 31, 2013, which includes our annual audited financial statements for fiscal 2014. If you requested printed versions of these proxy materials by mail, these proxy materials also include our 2014 annual meeting proxy card or a voting information card for submitting your vote in writing to us or your broker, as the case may be.

Purposes of the 2014 Annual Meeting

          At the Annual Meeting, the Shareholders will be asked to:

          (i) to elect six directors of the Company to hold office until the next annual meeting of the Shareholders and until their respective successors shall have been duly elected and qualified;

          (ii) to conduct a non-binding advisory vote to approve the compensation of the Company’s executives;

          (iii) to ratify the appointment of Malone Bailey, LLP as the Company’s independent public accounting firm for the year ending December 31, 2014; and

          (iv) to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

Voting Rights

          To have a valid meeting of the Shareholders, a quorum of the Company’s Shareholders is necessary. A quorum consists of Shareholders holding a majority of the shares of the common stock of the Company (the “Common Stock”) issued and outstanding and entitled to vote on the Record Date present in person or by proxy at the Annual Meeting. Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a late r-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted in accordance with the Board’s recommendations.

          All voting rights are vested exclusively in the holders of Common Stock. Only holders of Common Stock at the close of business on November 14, 2014 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were a total of 2,717,691 shares of Common Stock outstanding. Each holder of Common Stock entitled to vote at the Annual Meeting is entitled to one vote for each share held.

          Shareholders representing a majority of the Common Stock issued and outstanding as of the Record Date, present in person or by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment(s) thereof. Abstentions and shares held of record by a broker for which the broker has discretionary authority or instructions to vote the shares are counted as shares that are present at the Annual Meeting for purposes of determining a quorum.

          Abstentions occur when Shareholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the Shareholders are voting. There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. For Proposals to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote will be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

          Assuming a quorum is present at the Annual Meeting, the following is a summary of the vote required to approve each proposal, as well as the effect of broker non-votes and abstentions.

☐

Proposal 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a majority of the votes of the Company’s Common Stock, present in person or by proxy at the meeting and entitled to vote on the proposal. Abstentions may not be specified as to the election of directors, but you may withhold your vote as to any nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be taken into account in determining the outcome of the election.

☐

Proposal 2 (Approval of Executive Compensation): The affirmative vote of a majority of the votes of the Company’s Common Stock present at the meeting in person or by proxy is required to approve, by non-binding vote, executive compensation. An abstention will not be treated as a vote entitled to be cast and therefore is not counted for purposes of determining whether a majority has been achieved. Broker non-votes will not be taken into account in determining the outcome of Proposal 2.

☐

Proposal 3 (Ratify Appointment Outside Auditors): To ratify the appointment of Malone Bailey, LLP as the company’s independent Public accounting firm for the year ending December 31, 2014. To be ratified, Malone Bailey, LLP must receive the affirmative vote of a majority of the votes of the Company’s Common Stock, present in person or by proxy at the meeting and entitled to vote on the proposal. Broker non-votes will not be taken into account in determining the outcome of the election.

How Can I Vote Without Attending the Annual Meeting?

          There are three methods for registered Stockholders to direct their vote by proxy without attending the Annual Meeting:

          •   Vote by Internet. You can vote via the Internet. The website address for Internet voting is provided on your Notice or proxy card. You will need to use the control number appearing on your Notice or proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, December 18, 2014. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

          •   Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on the Internet link on your Notice or on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on Thursday, December 18, 2014. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

          •   Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

          The following table sets forth certain information, as of the Record Date, concerning the ownership of the Common Stock by (a) each of the Company’s directors, (b) the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel & Corporate Secretary, former Vice President and General Counsel, and former Legal Counsel and Corporate Secretary (the “Named Executive Officers”), (c) all current directors, executive officers of the Company as a group; and (d) each person who beneficially owns more than five percent of the Company’s Common Stock.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)
Haim Tsuff, Chairman, CEO, and President	1,825,324	(3) (4) (5) (6)	67.16%

Naphtha Holding Ltd.	1,763,645	(4)	64.89%

United Kingsway Ltd.	1,763,645	(4)	64.89%

YHK Investment L.P.	1,763,645	(4)	64.89%

Jerusalem Oil Exploration Ltd.	1,763,645	(4)	64.89%

Equital Ltd.	1,763,645	(4)	64.89%

Naphtha Exploration LP	7,804	(5)	*

Israel Oil Company, Ltd	102,000	(6)	2.87%

Joseph From, Director	—		—

Max Pridgeon, Director	—		—

Itai Ram, Director (7)	—		—

Frans Sluiter, Director	—		—

Asaf Yarkoni, Director	—		—

Nir Hasson, Director (8)	—		—

Edy Francis, Chief Financial Officer	—		—

Zeev Koltovskoy, Chief Accounting Officer (9)	—		—

Anthony James, General Counsel & Secretary (10)	—		—

Jim Hutchinson, Vice President and General Counsel (11)	—		—

Curt L. Warnock, Legal Counsel and Corporate Secretary (12)	—		—

All directors and executive officers as a group (9 persons)	1,825,324	(1-12)	67.16%

          (1) Unless otherwise specified, the address of such person is c/o Isramco, Inc., 2425 West Loop South, Suite 810, Houston, Texas 77027.

          (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days of the Record Date are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Company, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock owned by such person.

          (3) Haim Tsuff, the Company’s Chairman of the Board, Chief Executive Officer and President, holds directly 61,679 shares of the Company. Also, as described in Notes 4, 5, and 6 below, he may be deemed to control an additional 1,763,645 shares of Common Stock.

          (4) Naphtha Israel Petroleum Corporation Ltd. (“Naphtha Petroleum”), an Israeli public company whose shares are listed on the Tel Aviv Exchange, holds all of the outstanding voting shares of Naphtha Holding Ltd. (“Naphtha Holding”), a private Israeli company. Haim Tsuff, the Company’s Chairman of the Board, Chief Executive Officer and President, may be deemed to beneficially own any shares held by Naphtha Holding within the meaning of Rule 13d-3 of the Exchange Act, by virtue of the control that he exercises over Naphtha Petroleum. The nature Mr. Tsuff’s control over Naphtha Petroleum is described in the succeeding paragraphs. The address of Naphtha Petroleum and Naphtha Holding is 8 Granit Street, P. O. Box 10188, Petach Tikva, 49002 Israel.

          Mr. Tsuff holds all of the outstanding voting shares of United Kingsway Limited (“United Kingsway”), a Bahamian private company. He also serves as the sole director of United Kingsway. United Kingsway holds 74% of the outstanding membership interests in each of YHK Investment L.P. (“YHK LP”), an Israeli limited partnership and YHK General Manager Ltd. (“YHK Manager”), a private Israeli company that serves as the general partner of YHP LP. YHK LP holds 44.5% of the outstanding voting securities of Equital Ltd. (“Equital”), an Israeli public company listed on the Tel Aviv Exchange. The address of United Kingsway is Spaarneweg 14, Cruquius 2142 EN, The Netherlands. The address of YHK LP and YHK Manager is 8 Granit Street, P. O. Box 10188, Petach Tikva, 49002 Israel. The address of Equital is 8 Granit Street, P. O. Box 10188, Petach Tikva, 49002 Israel.

          Equital holds 37% of the outstanding voting securities of Jerusalem Oil Exploration Ltd. (“J.O.E.L.”), an Israeli public company.

          J.O.E.L. holds 65% of the outstanding voting securities Naphtha Petroleum which, as noted above, holds all of the outstanding voting securities of Naphtha Holding. The address of J.O.E.L. is 8 Granit Street, P. O. Box 10188, Petach Tikva, 49002 Israel.

          The 1,763,645 shares of Common Stock noted in the table above are held in the name of Naphtha Holding or Naphtha Petroleum. None of United Kingsway, YHP LP, YHK Manager, Equital or J.O.E.L. holds, directly, any shares of the Company’s Common Stock. However, due to the controlling ownership structure described above, each of these entities may be deemed to beneficially own such shares.

          (5) Haim Tsuff, the Company’s Chairman of the Board, Chief Executive Officer and President, may be deemed to control the 7,804 shares of the Company’s Common Stock held directly by Naphtha Exploration LP., an Israeli limited partnership listed on the Tel Aviv Exchange, through control of its general partner, Naphtha Partnerships Management Ltd. The address of Naphtha Exploration LP is 8 Granit Street, P. O. Box 10188, Petach Tikva, 49002 Israel.

          (6) Haim Tsuff, the Company’s Chairman of the Board, Chief Executive Officer and President, may be deemed to control the 102,000 shares of the Company’s Common Stock held directly by Israel Oil Company Ltd., an Israeli private company (“I.O.C.”) through control of J.O.E.L. and Naphtha Petroleum, which in turn control I.O.C. The address of I.O.C. is 8 Granit Street, P. O. Box 10188, Petach Tikva, 49002 Israel.

          (7) Mr. Ram resigned from the Board of Directors in 2014.

          (8) Mr. Hasson was appointed to the Board of Directors in 2014.

          (9) Mr. Koltovskoy joined in the Company in September 2012 as Director of Finance and was named Chief Accounting Officer in December 2012.

          (10) Mr. James joined the Company in May of 2013 and was appointed Corporate Secretary in August of 2013.

          (11) Mr. Hutchinson resigned 2011.

          (12) Curt L. Warnock resigned in 2013.

COMPENSATION DISCUSSION AND ANALYSIS

          This Compensation Discussion and Analysis is intended to provide you with a detailed description of the Company’s executive compensation philosophy and objectives, the compensation decisions that the Company’s Compensation Committee has made pursuant to those objectives and the factors considered in making those decisions. The Company’s compensation program for senior executives is governed by the Compensation Committee, which determines the compensation of all of the Company’s executive officers. We note that the Compensation Committee does not tie compensation to any performance metric targets of the Company and, accordingly, sets compensation through a discretionary approach based on factors that are discussed herein below. This discussion and analysis focuses on the Company’s named executive officers – the Company’s (i) Chairman, Chief Executive Officer and President, (ii) Senior Vice President and Chief Financial Officer, (iii) Chief Accounting Officer, (iv) General Counsel and Secretary, (v) former Vice President and General Counsel and (vi) former Legal Counsel and Secretary.

Compensation Philosophy and Objectives

          The primary objectives of our market based compensation program for Haim Tsuff, Chairman of the Board, Chief Executive Officer and President; Edy Francis, Chief Financial Officer; Zeev Koltovskoy, Chief Accounting Officer; Anthony James, General Counsel and Secretary; Jim Hutchinson, the Company’s former Vice President and General Counsel; and Curt L. Warnock, the Company’s former Legal Counsel and Corporate Secretary (collectively the “Named Executive Officers”) were and are to attract and retain qualified and experienced executive talent, provide appropriate incentives for the Named Executive Officers to apply their efforts in such a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of shareholder value. In particular, our compensation program for Named Executive Officers is designed to reward superior job performance and individual initiative to help increase the Company’s oil and gas reserves, production rates, earnings per share and to manage operating costs. The Company believes that its compensation philosophy and objectives align with the latest shareholder advisory vote on compensation by incorporating the sentiment of the shareholder advisory vote into decision making regarding the objectives and goals of the Company’s compensation program. This consideration of the shareholder sentiment was utilized in determining discretionary cash bonuses and setting salaries for Named Executive Officers.

          The Compensation Committee is developing metrics by which executive cash incentives and stock-related incentives will be awarded through the Company’s incentive plans. In that effort, the Compensation Committee seeks to compensate the Company’s Named Executive Officers so that their aggregate cash and equity compensation is adequate to attract skilled and competent executives. However, to date, the Company has not issued any stock-related incentives to its Named Executive Officers and instead relies solely upon cash compensation with respect to its Named Executive Officers.

Role of the Compensation Committee, its Consultants and Management

          The Company’s Board has entrusted the Compensation Committee to carry out the Board’s overall responsibility relating to the compensation of our Named Executive Officers. Our Chief Executive Officer also plays an important role in the executive compensation process, in overseeing the performance and dynamics of the executive team and generally keeping the Compensation Committee informed of business objectives and the performance of the Named Executive Officers other than the Chief Executive Officer. All final approvals regarding the Named Executive Officers’ compensation remain with the Compensation Committee. Finally, the Company or the Compensation Committee may retain an independent consulting firm and/or legal counsel experienced in executive and overall compensation practices and policies to assist the Compensation Committee in calibrating the form and amount of executive compensation. No such consulting firms or legal counsel were engaged by the Compensation Committee in 2013.

          The Compensation Committee, together with the assistance and recommendation of our Chief Executive Officer, and other advisors deemed appropriate by the Compensation Committee, typically reviews and discusses each particular executive compensation component presented and approves the compensation of the other Named Executive Officers. In the case of our Chief Executive Officer, the Compensation Committee, together with the full Board and the Lead Independent Director (Max Pridgeon), reviews and discusses each compensation component (together with compensation consultants and any counsel, other advisors or members of management deemed appropriate by the Compensation Committee). Following this review, the Compensation Committee sets the salary and other compensation of our Chief Executive Officer.

Market Analysis

          When making compensation decisions, the Compensation Committee considers comparative compensation information of select peer and industry companies as a reference in its review and approval of compensation for the Named Executive Officers. This review is done with respect to both the structure of our executive compensation program as well as the targeted amount of compensation. The company has selected the following companies as peers for such review

Constellation Energy Partners, LLC
PostRock Energy Corporation
Gastar Exploration Ltd. USA
PetroQuest Energy Inc.
Approach Resources Inc.
Abraxas Petroleum Corp.
ZaZa Energy Corporation
FX Energy Inc.
Callon Petroleum Company
Prime Energy Corp.
Warren Resources Inc.

          Because the comparative compensation information is just one of the several analytic tools that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use of any or all of the comparative companies. When exercising its discretion, the Compensation Committee may consider factors such as the nature of officer’s duties and responsibilities as compared to the corresponding position in the peer companies, the experience and value the officer brings to the role, the officer’s performance results, demonstrated success in meeting key financial and other business objectives and the amount of the officer’s pay relative to the pay of his or her peers within our company.

Elements of Executive Compensation

Setting Executive Compensation in 2013

          Base Salary. The base salary of each Named Executive Officer is reviewed annually by the Compensation Committee. For our Named Executive Officers other than the Chairman, Chief Executive Officer and President, our the Chairman, Chief Executive Officer and President recommends salary increases, which are reviewed and approved by the Compensation Committee.

          The base salary received by the Company’s Chairman, Chief Executive Officer and President in 2013 was governed by a Consulting Agreement between the Company and Goodrich Global Ltd. (“Goodrich”), a company owned and controlled by Mr. Haim Tsuff, the Company’s Chairman, Chief Executive Officer and President. On November 17, 2008, the Company and Goodrich entered into an Amended and Restated Agreement, as subsequently amended on November 24, 2008, and January 1, 2011 (the “Goodrich Agreement”). The Goodrich Agreement replaced the consulting agreement entered into in May 1996 between the Company and Goodrich which terminated on May 31, 2008, pursuant to which the Company paid $240,000 per annum in installments of $20,000 per month. Under the Goodrich Agreement, as of June 1, 2008, the Company pays Goodrich $360,000 per annum in installments of $30,000 per month in addition to reimbursing Goodrich for all reasonable expenses incurred in connection with services rendered to the Company. The Company’s payment of $360,000 per year under the Goodrich Agreement is herein reflected as the salary of Haim Tsuff, the Company’s Chairman, Chief Executive Officer and President. The Goodrich Agreement had an initial term through May 31, 2011, and automatically extended by its terms for an additional three-year period. The Goodrich Agreement contains certain customary confidentiality and non-compete provisions. The Company and Goodrich entered into a Consulting Agreement dated effective June 1, 2014 (the “2014 Consulting Agreement”), which replaced the Goodrich Agreement. However, the 2014 Consulting Agreement will continue pay to Goodrich $360,000 per annum in installments of $30,000 per month, in addition to reimbursing Goodrich for all reasonable business expenses, including automobile expenses, incurred by Mr. Tsuff in connection with services rendered on behalf of the Company, in exchange for management services performed by Mr. Tsuff as the Company’s Chairman, Chief Executive Officer and President. The 2014 Consulting Agreement has an initial term through May 31, 2017, and will be automatically extended by its terms for an additional three-year period unless the Company or Goodrich elects otherwise prior to such extension. The Consulting Agreement also contains certain customary confidentiality and non-compete provisions which are identical to those contained in the Goodrich Agreement.

          For 2013, the primary factor in determining the amount of increase in base salary was the Compensation Committee’s subjective assessment of individual performance of each of our Named Executive Officers. The Compensation Committee also reviewed the comparative compensation data discussed above to assess the reasonableness of the base salary amounts in light of the officer’s duties and responsibilities as compared to similarly situated officers. The following table reflects annualized base salary amounts for the Named Executive Officers for 2013 and 2012:

Name	2013 Base Salary	2012 Base Salary
Haim Tsuff	$360,000	$360,000
Edy Francis	85,658	84,600
Zeev Koltovskoy	63,750	24,375
Anthony James (1)	82,727	—
Curt L. Warnock (2)	83,958	155,000
Jim Hutchinson (3)	—	—

1.	Mr. James joined the Company in May 2013.
2.	Mr. Warnock resigned in June 2013.
3.	Mr. Hutchison resigned in 2011.

Annual Cash Incentive Compensation.

          In connection with its review of the performance of each of the Named Executive Officers, the Compensation Committee specifically considered each executive’s leadership in the performance of his duties and within the Company as a whole. While no specific performance goals or metrics were set out for any Named Executive Officer with regard to annual cash incentive compensation, the Compensation Committee also considered the difficulty of each Named Executive Officer’s duties in light of the challenging and competitive nature the Company’s operations and the overall economy. The following is a discussion of the material factors the Compensation Committee considered in assessing each Named Executive Officer’s contribution and achievement in the performance of his or her individual duties:

•         Haim Tsuff: In assessing Mr. Tsuff’s performance, the Compensation Committee, together with the Lead Independent Director, considered the leadership and strategic vision that he provides for the continued growth of the Company as Chief Executive Officer and President. As a result of his significant ownership position in the Company, the Company believes that Mr. Tsuff’s objectives are closely aligned with those of our stockholders.

•         Edy Francis: In assessing Mr. Francis’ performance, the Compensation Committee considered his role as Chief Financial Officer, including his management of financial restructuring and accounting management that impacted the Company’s business.

•         Zeev Koltovskoy: In assessing Mr. Koltovskoy’ performance, the Compensation Committee considered his role as Chief Accounting Officer, including his familiarity with Sarbanes-Oxley compliance procedures and accounting management that impacted the Company’s business.

•         Curt L. Warnock: In assessing Mr. Warnock’s performance, the Compensation Committee considered his role as in-house counsel, and his role in the Land and Human Resources functions, including his management of issues that impacted the Company’s business.

•         Anthony James: In assessing Mr. James’s performance, the Compensation Committee considered his role as in-house counsel, and his role in Land and Human Resources, including his management of issues that impacted the Company’s business.

          Accordingly, the following chart presents information about the awards earned by each of the Named Executive Officers:

Named Executive Officer	2013 Incentive Payout as a % of Base Salary	$ Amount Earned
Haim Tsuff	0%	0
Edy Francis	145.6%	125,000
Zeev Koltovskoy	46.6%	30,000
Anthony James (1)	24.0%	20,000
Curt Warnock (2)	0%	—
Jim Hutchison (3)	—	—

(1)	Anthony James joined the Company in May 2013.
(2)	Curt Warnock resigned in June 2013.
(3)	Jim Hutchison resigned in March 2011.

          For more information on total compensation paid to our Named Executive Officers, see “Executive Compensation and Related Information— 2013 Summary Compensation Table.”

Compensation Policies

          Adjustment or Recovery of Awards upon Restatement of Company Performance. The Company does have a formal policy requiring its Named Executive Officers to return cash and equity incentive awards if the relevant performance targets upon which the awards are based are ever restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The Company also has a provision in the employment contracts with Named Executive Officers allowing the company to force the return of any cash and equity incentive awards if the relevant performance targets upon which the awards are based are ever restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

          Stock Ownership Guidelines. The Company has no stock ownership guidelines for its Named Executive Officers or for its Directors.

COMPENSATION COMMITTEE REPORT

          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee.

Max Pridgeon – Chairman

Nir Hasson

Joseph From

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Max Pridgeon, Itai Ram and Joseph From served on the Compensation Committee in 2013. No member of the Compensation Committee has served as one of our officers or employees at any time. No director who served on the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee. We note that Itai Ram resigned from the Board of Directors and his position on the Compensation Committee in 2014. Nir Hasson was appointed to fill this vacancy on the Board and the Compensation Committee.

          The following table sets forth information for the fiscal years ended December 31, 2011, December 31, 2012, and December 31, 2013, and concerning compensation of the Company’s Named Executive Officers:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
Haim Tsuff	2013	$360,000	$—	$—	$—	$—	$—	$—	$360,000
Chairman, Chief Executive Officer, President	2012	360,000	—	—	—	—	—	—	360,000
	2011	360,000	—	—	—	—	—	—	360,000

Edy Francis (2)	2013	85,658	125,000	—	—	—	—	44,983	255,641
Senior Vice President, Chief Financial Officer	2012	84,600	100,000	—	—	—	—	44,983	229,583
	2011	84,600	75,000	—	—	—	—	47,698	207,298

Zeev Koltovskoy (3)	2013	63,750	30,000	—	—	—	—	29,642	123,392
Chief Accounting Officer	2012	24,375	10,000	—	—	—	—	12,351	46,726

Anthony James (4)	2013	82,727	20,000	—	—	—	—	1,553	104,280
General Counsel & Secretary

Curt Warnock (5)	2013	83,958	—	—	—	—	—	5,787	89,745
Legal Counsel & Secretary	2012	155,000	—	—	—	—	—	10,280	165,280
	2011	26,154	750	—	—	—	—	—	26,904

Jim Hutchison	2013
Vice President & Counsel	2012
	2011	37,500							37,500

(1)           “All Other Compensation” is mainly composed of contributions to the Company’s 401(K) plan and contributions to employee benefit plans, such as medical, dental, vision, short term disability, long term disability, voluntary life, and dependent life. In addition, certain specific allowances (e.g., cellular phones, plane tickets) specifically identified in an Executive’s employment agreement with the Company are also included in this category.

(2)          In the category of “All Other Compensation,” Mr. Francis received the following in 2013 and 2012: $15,545 in medical insurance benefits; $20,165 as housing allowance; $3,736 as car allowance; $4,106 in employer contributions to the Company’s 401(K) plan; $1,200 as cellular phone service allowance; and de minimis Company contributions toward dental, vision and life insurance benefits. In 2011, Mr. Francis received the following: $22,597 in medical insurance benefits; $20,165 as housing allowance; $3,736 as car allowance; and $1,200 as cellular phone service allowance, and de minimis Company contributions toward dental, vision and life insurance benefits.
(3)          Mr. Koltovskoy joined the Company in 2012 and was named Chief Accounting Officer in December 2012. In the category of “All Other Compensation,” Mr. Koltovskoy received the following in 2013: $6,407 in medical insurance benefits; $14,052 as housing allowance; $4,800 as car allowance; $3,052 in employer contributions to the Company’s 401(K) plan; $1,200 as cellular phone service allowance; and de minimis Company contributions toward dental, vision and life insurance benefits. In 2012, Mr. Koltovskoy received the following: $2,269 in medical insurance benefits; $5,855 as housing allowance; $2,000 as car allowance; $1,217 in employer contributions to the Company’s 401(K) plan; $500 as cellular phone service allowance; and de minimis Company contributions toward dental, vision and life insurance benefits.
(4)          Mr. James joined the Company in May 2013 and was named Secretary in August of 2013.
(5)          Mr. Warnock joined the Company in November 2011 and resigned in June of 2013. In the category of “All Other Compensation,” all of the benefits reflected for Mr. Warnock are for medical insurance benefits.
(6)          Mr. Hutchison resigned from the Company in 2011.

EMPLOYMENT/CONSULTING AGREEMENTS

          The base salary received by the Company’s Chairman, Chief Executive Officer and President in 2013 was governed the Consulting Agreement between the Company and Goodrich Global Ltd. (“Goodrich”), a company owned and controlled by Mr. Haim Tsuff, the Company’s Chairman, Chief Executive Officer and President. On November 17, 2008, the Company and Goodrich entered into an Amended and Restated Agreement, as subsequently amended on November 24, 2008, and January 1, 2011 (the “Goodrich Agreement”). The Goodrich Agreement replaced the consulting agreement entered into in May 1996 between the Company and Goodrich which terminated on May 31, 2008, pursuant to which the Company paid $240,000 per annum in installments of $20,000 per month. Under the Goodrich Agreement, as of June 1, 2008, the Company paid Goodrich $360,000 per annum in installments of $30,000 per month in addition to reimbursing Goodrich for all reasonable expenses incurred in connection with services rendered to the Company. The Company’s payment of $360,000 per year under the Goodrich Agreement is herein reflected as the salary of Haim Tsuff, the Company’s Chairman, Chief Executive Officer and President. The Goodrich Agreement had an initial term through May 31, 2011, and automatically extended by its terms for an additional three-year period. The Goodrich Agreement contained certain customary confidentiality and non-compete provisions. The Company and Goodrich entered into a Consulting Agreement dated effective June 1, 2014 (the “2014 Consulting Agreement”), which replaced the Goodrich Agreement. However, the 2014 Consulting Agreement will continue pay to Goodrich $360,000 per annum in installments of $30,000 per month, in addition to reimbursing Goodrich for all reasonable business expenses, including automobile expenses, incurred by Mr. Tsuff in connection with services rendered on behalf of the Company, in exchange for management services performed by Mr. Tsuff as the Company’s Chairman, Chief Executive Officer and President. The 2014 Consulting Agreement has an initial term through May 31, 2017, and will be automatically extended by its terms for an additional three-year period unless the Company or Goodrich elects otherwise prior to such extension. The Consulting Agreement also contains certain customary confidentiality and non-compete provisions which are identical to those contained in the Goodrich Agreement.

          On September 11, 2014, the Company entered into an employment agreement (the “Employment Agreement”) with its Chief Financial Officer, Edy Francis. The Agreement replaces the former employment agreement between the Company and Mr. Francis that expired on May 31, 2014, and has a term from June 1, 2014 through May 31, 2017. The Employment Agreement provides for the following compensation and benefits: (i) an annual base salary of no less than $110,000, subject to periodic review and adjustment by the Compensation Committee of the Board; (ii) eligibility for an additional bonus and to participate in any profit sharing, option or other similar plan to the extent and on the same basis as may be awarded other officers of the Company; and (iii) reimbursement of certain reasonable business expenses, together with certain allowances. The Company may terminate the term of employment of Mr. Francis under the Employment Agreement for any reason, or for Cause, Permanent Disability (each as defined in the Employment Agreement) or death, upon 120 days prior written notice to Mr. Francis (the “Required Notice Period”). Mr. Francis may terminate his term of employment only for Good Reason (as defined in the Employment Agreement) upon 120 days prior written notice to the Company. The Employment Agreement also includes certain customary representations, warranties and covenants, including non-disclosure covenants.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

          Except as described under the agreements listed above, there are no payments or other obligations of the Company to the Named Executive Officers in the event of termination or change-in-control.

DIRECTOR COMPENSATION:

          The following table sets forth information concerning the compensation of our directors for the fiscal year ended December 31, 2013:

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Joseph From	$4,500	$—	$—	$—	$—	$—	$4,500
Max Pridgeon	16,500	—	—	—	—	—	16,500
Itai Ram	7,500	—	—	—	—	—	7,500
Asaf Yarkoni	18,500	—	—	—	—	—	18,500
Frans Sluiter	16,500	—	—	—	—	—	16,500

          For 2013, non-employee director annual compensation remained at the levels established in previous years. Compensation for all non-employee directors consists of (i) $1500.00 per meeting attended by a non-employee director and (ii) $750.00 per special action taken by unanimous written consent by the Board or by a Committee on which the non-employee director is a member. Isramco does not pay its employee directors for Board service in addition to such employee’s regular compensation.

RELATED PARTY TRANSACTIONS:

Loans:

          Loans:

In 2007 and 2008, the Company borrowed money from related parties in order to purchase the oil and gas properties in transactions with Five States Energy (in 2007) and GFB Acquisition – 1, L.P. and TransRepublic Resources (in 2008). Specifically:

A.          In order to obtain the funds necessary to consummate the Company’s February 2007 purchase of oil and gas properties from Five States Energy, the Company obtained four (4) loans totaling $49 million from Naphtha Petroleum (and subsidiaries thereof, including I.O.C.) (each of which may be deemed to be controlled by the Company’s Chairman, Chief Executive Officer and President), two of which have been fully satisfied. The two following loans remain in force and effect, each as described below:

i)          A Loan Agreement dated as of February 27, 2007 (the “Naphtha Loan Agreement”) remains effective, whereby the Company obtained an unsecured loan from Naphtha Petroleum in the original principal amount of $11.5 million, with an original maturity date of February 27, 2014. Interest accrues at a rate of LIBOR plus 6% per annum. Effective February 1, 2009, the Naphtha Loan Agreement was amended and restated to extend the payment deadlines arising on and after February 2009 by two years. Thereafter, by an Amendment to Loan Agreements and Notes dated effective March 1, 2013, the Naphtha Loan Agreement and its underlying promissory note were amended to extend its maturity date to December 31, 2018 and to provide a specific repayment schedule for accrued interest and outstanding principal. As of September 30, 2014, approximately $11.391 million in principal remains outstanding. No payments were made in 2013 or 2014 on this Loan. In 2014, the Company paid $107,507 in principal and 5,009,379 in accrued interest on this Loan. The largest aggregate amount of principal outstanding on this Loan during the last fiscal year was $11.5 million.

ii)          A Loan Agreement dated as of February 27, 2007 (the “First I.O.C. Loan”) remains effective, whereby the Company obtained an unsecured loan from I.O.C. in the principal amount of $12 million, repayable after five years (the “First I.O.C. Loan Agreement”). Interest on this loan accrues at LIBOR plus 6% per annum. There is no prepayment penalty. The original maturity date on the First I.O.C. Loan was February 26, 2014. Effective February 1, 2009, the I.O.C. Loan Agreement was amended and restated to extend the payment deadlines arising on and after February 2009 by two years. By an Amendment to Loan Agreement and Notes dated effective March 1, 2013, the First I.O.C. Loan Agreement, together with the four other I.O.C. loan agreements discussed herein, were amended to extend their maturity dates to December 31, 2018, and to provide a specific repayment schedule for accrued interest and outstanding principal. No payments were made toward principal or interest on this Loan in 2013 or in the first three quarters of 2014. As of September 30, 2014, approximately $12.0 million in principal remains outstanding under the First I.O.C. Loan. The largest aggregate amount of principal outstanding on this Loan during the last fiscal year was $12.0 million.

          I.O.C. is owned by Naphtha Petroleum. Naphtha Petroleum is the sole shareholder of Naphtha Holding, and Naphtha Holding is the record holders of approximately 64.89% of the Company’s outstanding Common Stock. Naphtha Petroleum may be deemed to be controlled by Haim Tsuff, the Chairman, Chief Executive Officer and President of Isramco.

B.          In order to obtain the funds necessary to consummate the March 2008 purchase of oil and gas properties from GFB Acquisition – I, L.P. and TransRepublic Resources Ltd., the Company obtained loans (the “J.O.E.L. Loans”) from J.O.E.L., a related part, in the aggregate original principal amount of $48.9 million. The J.O.E.L. Loans were initially repayable at the end of 4 months and bore interest at a rate of LIBOR plus 1.25% per annum. On May 25, 2008, the Company and J.O.E.L. entered into an Amended and Restated Loan Agreement (the “J.O.E.L. Loan Agreement”) that revised the terms of the J.O.E.L. Loans and, among other things, extended the maturity date under the J.O.E.L. Loans for an additional seven (7) years. Under the J.O.E.L. Loan Agreement, interest accrues at a rate equal to the LIBOR plus 6.0% per annum. Pursuant to the terms of the J.O.E.L. Loan Agreement, the J.O.E.L. Loans remain unsecured and there is no prepayment penalty. Initially, principal and interest were due and payable in four equal annual installments, commencing on June 30, 2012. The J.O.E.L. Loans are unsecured except to the extent of any accounts of the Company held by J.O.E.L., which are generally not material in amount. By Amendment to Amended and Restated Loan Agreement and Note dated June 30, 2013, the J.O.E.L. Loan Agreement was amended to extend the maturity date to June 30, 2017 and to amend the repayment schedule of the J.O.E.L. Loan Agreement and the underlying promissory note to require principal and accrued interest to be paid in three (3) installments due on June 30th of each year commencing June 30, 2015. The other terms of the J.O.E.L. Loan Agreement remained unchanged.

No payments were made toward principal or interest on this Loan in 2013 or in the first three quarters of 2014. As of September 30, 2014, approximately $43.7 million remains outstanding under the J.O.E.L. Loans. The largest aggregate amount of principal outstanding on this Loan during the last fiscal year was $43.7 million. J.O.E.L. may be deemed to be under the control of Haim Tsuff, the Company’s Chairman, Chief Executive Officer and President.

C.          In July 2009, the Company entered into a loan transaction (the “Second I.O.C. Loan”) with I.O.C., a related party, pursuant to which the Company borrowed $6.0 million (the “Second I.O.C. Loan Agreement”). The funds provided under the Second I.O.C. Loan Agreement were used by Isramco Resources, LLC, as payment to Bank of Nova Scotia, as administrative agent, and Capital One, N.A., as a syndication agent, under a Senior Credit Agreement in order to reduce the outstanding balance below the borrowing base and avoid the imposition of additional interest under the terms of said Senior Credit Agreement. Amounts outstanding under the Second I.O.C. Loan Agreement bear interest at LIBOR plus 6.0%. The Second I.O.C. Loan originally matured five years from its effective date, with accrued interest payable annually on each anniversary date of the Second I.O.C. Loan. The Second I.O.C. Loan is unsecured and may be prepaid at any time without penalty. By an Amendment to Loan Agreement and Notes dated effective March 1, 2013, the Second I.O.C. Loan Agreement, together with the four other I.O.C. loan agreements discussed herein, were amended to extend their maturity dates to December 31, 2018, and to provide a specific repayment schedule for accrued interest and outstanding principal. No payments were made toward principal or interest on this Loan in 2013 or in the first three quarters of 2014. As of September 30, 2014, 2014, approximately $6.0 million in principal remains outstanding under the Second I.O.C. Loan Agreement. The largest aggregate amount of principal outstanding on this Loan during the last fiscal year was $6.0 million.

D.          In March 2009, the Company entered into a loan transaction (the “Third I.O.C. Loan”) with I.O.C., a related party, pursuant to which the Company borrowed $11.0 million (the “Third I.O.C. Loan Agreement”). The purpose of the Third I.O.C. Loan Agreement was to provide funds for Isramco Resources, LLC, to pay all amounts due under a credit facility and then existing hedges with Wells Fargo Bank National Association, and to provide funding for the Company’s other corporate purposes. The Third I.O.C. Loan is unsecured, bears interest at LIBOR plus 6.0%, and has no prepayment penalty. The original maturity date of the Third I.O.C. Loan was March 2012. The Third IOC Loan Agreement was renegotiated in October 2012, extending the maturity date from March 2012 to September 2012 and reducing the interest rate from LIBOR plus 6.0% to LIBOR plus 5.5%. By an Amendment to Loan Agreement and Notes dated effective March 1, 2013, the Third I.O.C. Loan Agreement, together with the four other I.O.C. loan agreements discussed herein, were amended to extend their maturity dates to December 31, 2018, and to provide a specific repayment schedule for accrued interest and outstanding principal. No payments were made toward principal or interest on this Loan in 2013 or in the first three quarters of 2014. As of September 30, 2014, approximately $6.456 million in principal amount remains outstanding under the Third I.O.C. Loan. The largest aggregate amount of principal outstanding on this Loan during the last fiscal year was $6.456 million.

E.          On March 29, 2012, the Company entered into a loan transaction (the “Fourth I.O.C. Loan”) pursuant to a Loan Agreement with I.O.C. (the “Fourth I.O.C. Loan Agreement”), under which it borrowed $3,500,000. The Fourth I.O.C. Loan Agreement bears interest at a rate of Libor plus 5.5% per annum and contained an original maturity date of March 29, 2013. The Fourth I.O.C. Loan is unsecured and may be prepaid at any time without penalty or premium. The purpose of the loan was to provide funds to Isramco for the payment of amounts were due to the Lenders under a senior credit facility. By an Amendment to Loan Agreement and Notes dated effective March 1, 2013, the Fourth I.O.C. Loan Agreement, together with the four other I.O.C. loan agreements discussed herein, were amended to extend their maturity dates to December 31, 2018, and to provide a specific repayment schedule for accrued interest and outstanding principal. No payments were made toward principal or interest on this Loan in 2013 or in the first three quarters of 2014. As of April 1, 2014, approximately $3.5 million in principal remains outstanding under the Fourth I.O.C. Loan. The largest aggregate amount of principal outstanding on this Loan during the last fiscal year was $3.5 million.

F.          On April 29, 2012, the Company entered into another loan transaction (the “Fifth I.O.C. Loan”) pursuant to another Loan Agreement with I.O.C. (the “Fifth I.O.C. Loan Agreement”), under which it borrowed $10,000,000. The Fifth I.O.C. Loan Agreement bears interest of Libor plus 5.5% per annum and originally matured on April 30, 2013. The loan is unsecured and may be prepaid at any time without penalty or premium. The loan was funded by I.O.C. in three monthly installments starting April 2012. The purpose of the loan was to provide funds to Isramco to pay amounts that were due to the lenders under a senior credit facility that was paid in full June 29, 2012. By an Amendment to Loan Agreement and Notes dated effective March 1, 2013, the Fifth I.O.C. Loan Agreement, together with the four other I.O.C. loan agreements discussed above, were amended to extend their maturity dates to December 31, 2018, and to provide a specific repayment schedule for accrued interest and outstanding principal. No payments were made toward principal or interest on this Loan in 2013 or in the first three quarters of 2014. As of September 30, 2014, approximately $10.0 million in principal remains outstanding under the Fifth I.O.C. Loan. The largest aggregate amount of principal outstanding on this Loan during the last fiscal year was $10.0 million.

G.          On February 13, 2013, the Company entered into another loan transaction (the “Sixth I.O.C. Loan”) pursuant to another Loan Agreement with I.O.C. (the “Sixth I.O.C. Loan Agreement”), under which it borrowed $1.5 million. The Sixth I.O.C. Loan bears interest of Libor plus 6% per annum and matures on February 13, 2018, when all accrued interest and principal is due and payable. The Sixth I.O.C. Loan may be prepaid at any time without penalty or premium. The loan is unsecured. The purpose of the loan was to provide funds to back up a Letter of Credit. No payments were made toward principal or interest on this Loan in 2013 or in the first three quarters of 2014. As of September 30, 2014, approximately $1.5 million in principal remains outstanding under the Sixth I.O.C. Loan. The largest aggregate amount of principal outstanding on this Loan during the last fiscal year was $1.5 million.

          Mr. Haim Tsuff, the Company’s Chairman, Chief Executive Officer and President may be deemed to have an interest in the entire amount of all of the loans set forth above due to his controlling interest in the lenders described above.

Reimbursements related to Litigation Involving Officers, Directors and Affiliates

          The Company disclosed information in its Quarterly Report on Form 10-Q for the three months ended September 30, 2009, filed on November 12, 2009, relating to two putative shareholder derivative actions that were filed by individual shareholders on June 1, 2009 and June 12, 2009, respectively, in the District Court of Harris County, Texas, naming certain of our officers and directors as defendants. Each of these suits claims that the shareholders were damaged as a result of various breaches of fiduciary duty, self-dealing, and other wrongdoing in connection with the Restated Agreement between the Company and Goodrich Global, Ltd. (“Goodrich”) and other matters, primarily on the part of the Company’s Chairman and Chief Executive Officer, Haim Tsuff, and Jackob Maimon. Mr. Maimon is a former President and a director who resigned from all positions held with the Company on June 29, 2011. The complaints sought unspecified money damages, disgorgement of any proceeds from the restated agreement, voiding of the agreement, other equitable relief, and costs and disbursements, including attorneys’ fees.

          On or about April 6, 2011, a third complaint was filed in the 295th District Court of Harris County, Texas by Yuval Ran, who claimed to be a shareholder, against certain of our officers and directors and several corporate parties controlled by Haim Tsuff, seeking damages similar to aforementioned derivative cases. As with the prior suits, this complaint alleged various breaches of duty, self-dealing and other wrongdoing in connection with the Restated Agreement between the Company and Goodrich, primarily on the part of the Company’s Chairman and Chief Executive Officer, Haim Tsuff, and Jackob Maimon. In addition, this suit alleged claims relating to other transactions between the Company and entities controlled by Haim Tsuff, including but not limited to the loan transactions between the Company and related parties, the lease and sale of a cruise ship, and the closure of the Company’s Israel branch office. Prior to service on the Defendants, the third complaint was transferred to the 55th Judicial District Court of Harris County, Texas by order signed April 20, 2011, and consolidated with the above-referenced first and second original shareholder suits by order signed May 21, 2011, into a single case, called “Lead Cause No. 2010-34535; In Re:

Isramco, Inc. Shareholder Derivative Litigation; In the 55th Judicial District Court of Harris County, Texas (the “Derivative Litigation”). The complaint sought unspecified money damages, disgorgement of any proceeds from the restated agreement, voiding of the agreement, other equitable relief, and costs and disbursements, including attorneys’ fees.

          The Company has previously disclosed information in the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2011 filed by the Company on November 9, 2011, relating to an additional putative shareholder derivative complaint that was filed by an individual shareholder, Yuval Lapiner, on July 7, 2011, in the Delaware Chancery Court in Wilmington, Delaware, naming certain of our officers and directors as defendants. The claims asserted in this case are essentially the same damage claims as asserted in the lawsuit filed in April 2011 by Yuval Ran and described above. The Company filed motions in the Chancery Court to dismiss or stay the lawsuit and, by order dated October 20, 2011, the case was dismissed. The plaintiff did not appeal. Yuval Lapiner then filed a motion to intervene in the Derivative Litigation and that motion was denied. Mr. Lapiner then filed a motion for attorney’s fees that was also denied. On December 12, 2011, the court approved the terms of the mediated settlement and entered final order and judgment in the case. The Company paid plaintiff attorney’s fees of $1,000,000, replaced its bylaws, amended various committee charters, and adopted other corporate governance changes as set out in the stipulation of settlement. After the judgment was rendered, Mr. Lapiner filed a motion for new trial and on February 12, 2012, filed a Notice of Appeal to the Fourteenth Court of Appeals in Houston, Texas. A Motion to Dismiss the appeal was filed. Oral arguments were presented to the Court of Appeals on January 9, 2013. On April 22, 2014, the Fourteenth Court of Appeals dismissed Mr. Lapiner’s appeal. On June 6, 2014, Mr. Lapiner filed a Petition for review to the Supreme Court of Texas and said action is Case Number 14-0451 in the Supreme Court of Texas. On August 1, 2014, the Supreme Court of Texas requested the respondents in the matter, including the Company, to respond to the Petition for Review. The Company filed said response on or before its September 2, 2014 due date. On October 24, 2014, the Supreme Court of Texas requested the parties in the matter, including the Company, file briefs on the merits in the case. The Company’s brief is due December 15, 2014.

          On or about September 21, 2011, the Company’s former Vice President and General Counsel, Dennis Holifield resigned. Mr. Holifield had been hired in March 2011. On or about October 12, 2011, Mr. Holifield submitted a “Summary Report” to the SEC (the “Summary Report”), in which made numerous factual allegations regarding Haim Tsuff, the Company’s Chief Executive Officer, Chairman, and President; Edy Francis, the Company’s Chief Financial Officer; Amir Sanker, the Company’s Asset Manager; and other Company personnel. In the Summary Report, Mr. Holifield characterized the alleged conduct as illegal or criminal. On November 3, 2011, the Company’s Board of Directors constituted a committee of independent directors consisting of Max Pridgeon and Asaf Yarkoni, referred to as the Special Investigative Committee of the Board of Directors (“SIC”) which was directed to investigate all of the Holifield allegations and report back to the full board and make any recommendations, if any, for corrective action. On January 7, 2013, SIC made their final report to the Board of Directors of the conclusions and results of the fourteen-month investigation into the allegations made by Mr. Holifield. The SIC determined that Mr. Holifield’s allegations were not supported by any available documentary evidence or by any statements made by former or current Isramco, Inc., directors, management, or employees interviewed by the SIC or its counsel. The SIC also determined that the Company had not engaged in wrongdoing of any sort including any unlawful or unethical business practices, any lapses in financial controls, or any governance issues that require redress or reform.

          On September 10, 2013, the Company filed suit against Mr. Holifield in Cause No. 201352927 of the 270th Judicial District Court of Harris County, Texas, to collect damages estimated in the amount of $1,000,000.00 owing to the Company by virtue of Mr. Holifield’s actions, which are alleged in the suit to include, but are not limited to, negligence, negligence per se, gross negligence, and breach of fiduciary duty owed to the Company. In response, in December 2013, Mr. Holifield filed a pro se answer which included counterclaims and a summary judgment motion. In his counterclaims. Mr. Holifield seeks to recover from the Company the following damages, inter alia: (i) over $2,000,000 for loss of income and failure to secure gainful employment arising from his constructive discharge or termination by the Company; (ii) over $2,000,000 for loss of earnings due to his alleged inability to obtain gainful employment by virtue of the damage caused to his professional reputation by alleged willful and deliberate acts of Haim Tsuff, Edy Francis, and Amir Sanker, (iii) over $2,000,000 due to the intentional infliction of emotional distress to Mr. Holifield; (iv) an amount estimated at $5,000,000 arising from Mr. Holifield’s claim that the Company violated the Racketeer Influenced Corrupt Organizations Act, by engaging in racketeering and conspiracy; (v) over $5,000,000 arising from the Company’s alleged fraudulent misrepresentation regarding Isramco’s purpose in hiring Mr. Holifield and (vi) other relief. The Company believes Mr. Holifield’s counter claims have no merit. The Company intends to vigorously (i) pursue its case against Mr. Holifield and (ii) defend against Mr. Holifield’s counterclaims.

          In addition, Mr. Holifield has sought whistleblower status from the United States Department of Labor. After an initial determination by the Department of Labor that there was no reasonable basis for whistleblower status, Mr. Holifield initiated Cause No. 2014-SOX-00017 in the U. S. Department of Labor, Office of Administrative Law Judges, styled In Re: Dennis J. Holifield v. Isramco, Inc. wherein he alleges whistleblower status under the Sarbanes-Oxley Act, the Dodd Frank Act, and the Exchange Act, and seeks back pay together with other unspecified relief. A two-day hearing in the matter commenced on June 10, 2014. The Company’s brief based on the evidence admitted in the hearing was submitted on August 26, 2014. The Company expects a ruling in the matter in the coming months.

EQUITY COMPENSATION PLAN INFORMATION

          The Company’s 1993 Stock Option Plan (the “1993 Plan”) was approved at the annual meeting of shareholders held in August 1993. As of December 31, 2009, 20,050 shares of common stock were reserved for issuance under the 1993 Plan. Options granted under the 1993 Plan may be either incentive stock options under the Internal Revenue Code or options that do not qualify as incentive stock options. Options granted under the 1993 Plan may be exercised for a period of up to ten years from the grant date. The exercise price for an incentive stock option may not be less than 100% of the fair market value of Isramco’s common stock on the date of grant. All the options granted under the 1993 Plan to date were fully vested on the date of grant. The administrator of the 1993 Plan may set the exercise price for a nonqualified stock option at less than 100% of the fair market value of Isramco’s common stock on the date of grant.

          On December 30, 2011, the Company’s shareholders approved the 2011 Stock Incentive Plan the (“2011 Plan”). The aggregate number of shares of Common Stock which may be issued or used for reference purposes under the 2011 (or with respect to which awards may be granted) is 200,000 shares.

          Independent members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates, are eligible to receive awards under the 2011 Plan. The selection of participants is within the sole discretion of the Compensation Committee.

          Our Compensation Committee may grant nonqualified stock options to purchase shares of our Common Stock to any eligible participant and incentive stock options to purchase shares of our common stock only to eligible employees. The Compensation Committee determines the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10.0% shareholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. The Compensation Committee may also award shares of restricted stock and subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock units and deferred stock units under the 2011 Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares.

     The Company has not issued any awards under its 1993 Plan or its 2011 Plan.

     The following table sets forth information as of December 31, 2014 with respect to the Company’s equity compensation plan that has been approved by its stockholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)-
	(a)	(b)	(c)
Equity compensation plan approved by security holders	—	—	220,050
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	220,050

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock (collectively, the “Reporting Persons”) to file certain reports regarding ownership of, and transactions in, the Company’s Common Stock with the SEC. These officers, directors and Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports that they file with the SEC.

          On April 3, 2014, (i) Naphtha Holding Ltd., a private Israeli company, (ii) Naphtha Israel Petroleum Corporation Ltd., a public Israeli company listed on the Tel-Aviv Stock Exchange, (iii) Israel Oil Company, Ltd., a private Israeli company, (iv) Isramco Oil and Gas Ltd., a private Israeli company, (v) Isramco Negev 2 LP, a public Israeli limited partnership listed on the Tel-Aviv Stock Exchange, (vi) Jerusalem Oil Exploration Ltd., a public Israeli company listed on the Tel-Aviv Stock Exchange, (vii) Equital Ltd., a public Israeli company listed on the Tel-Aviv Stock Exchange, (viii) YHK Investment LP, a private Israeli limited partnership, (ix) YHK General Manager Ltd., a private Israeli company, (x) United Kingsway Ltd., a private company formed under the laws of the Commonwealth of the Bahamas and (xi) and Haim Tsuff, the Company’s Chairman, Chief Executive Officer and President (collectively, the “Reporting Persons”), jointly filed a Schedule 13D (the “Schedule 13D”), whereby transactions by each Reporting Person in the Company’s Common Stock from April 16, 1999, through April 12, 2013, were identified, and such identification included the date of the transaction, the identity of the Reporting Person, the number of shares acquired or disposed, the price per share, the total shares beneficially owned by all Reporting Persons after the transaction, and how each transaction was effected. Per the Schedule 13D, the Company believes that the Reporting Persons failed to disclose 323 transactions from March 7, 2006 through September 23, 2009. In addition to the aforementioned transactions, the Schedule 13D also reflects that the following transactions were not disclosed by the pertinent Reporting Persons: (i) Isramco Negev 2 LP failed to disclose the open market sale of 2,000 shares of Common Stock on December 30, 2010, (ii) Naphtha Holding Ltd failed to disclose the open market purchase of 800 shares of common stock on August 1, 2011, and (iii) Isramco Negev 2 and Naphtha Holding Ltd failed to disclose the private transfer of 134,037 shares of Common Stock from Isramco Negev 2 to Naphtha Holding Ltd. on December 17, 2012.

          The above described Reporting Persons may be deemed to be under the control of Haim Tsuff, the Company’s Chairman, Chief Executive Officer and President.

          Based solely on review of the copies of forms received by the Company with respect to 2013, the Company believes that all of the filing obligations of officers, directors and 10% Stockholders under Section 16(a) during 2013 have been fulfilled for any such transaction occurring.

PROPOSAL 1
ELECTION OF DIRECTORS

          The Board of Directors of the Company currently consists of six (6) members. The six persons named below, who are each currently serving as directors, have been nominated by the Board of Directors for election to hold office until the next annual meeting and until their successors are elected and have been qualified.

          It is the intention of the persons named in the accompanying proxy to vote FOR the election of the persons named below as directors of the Company, unless authority to do so is withheld. Proxies cannot be voted for a greater number of persons than the nominees named. If events not now known or anticipated make any of the nominees unwilling or unable to serve, the proxies will be voted (in the discretion of the holders of such proxies) for other nominees not named herein in lieu of those unwilling or unable to serve. The Board of Directors is not aware of any circumstances likely to cause any nominee to become unavailable for election.

NAME	AGE	POSITION
Haim Tsuff	56	Chairman of the Board, Chief Executive Officer, President, and Director

Joseph From	61	Director

Max Pridgeon	47	Director

Nir Hasson	38	Director

Frans Sluiter	47	Director

Asaf Yarkoni	39	Director

          The following describes at least the last five years of business experience of the directors standing for re-election. The descriptions include any other directorships at public companies held during the past five years by these directors.

          Haim Tsuff has been a director of the Company since January 1996 and the Chairman of the Board of Directors and Chief Executive Officer since May 1996.Mr. Tsuff was also appointed President in 2012. Mr. Tsuff is the sole director and owner of United Kingsway Ltd. and Chairman of YHK General Manager Ltd. (which entity effectively controls Equital, J.O.E.L., Naphtha Holding) and may be deemed to control the Company. Mr. Tsuff brings to our Board significant experience in international business, including the energy industry and finance.

          Joseph From was appointed to the Company’s Board of Directors in June 2010. Mr. From is employed as a drilling manager at Star Energy, a UK based energy company with a primary focus on gas storage development and the UK’s second largest onshore oil producer, a position that he has held since June 2007. Prior to joining Star Energy, from August 1998 to April 2007, Mr. From served as General Manager at Equital, an affiliate of the Company, where he was in charge of oil and gas activities and operations, including drilling and production and economic evaluation of oil and gas projects. From 1997 through 1998, he served as Chief Engineer (Oil and Gas division) at the Company where he oversaw drilling on onshore wells in Israel. Mr. From’s petroleum industry background and experience provides the Board with the experience and breadth needed to consider the options that are available in determining drilling/exploration issues.

          Max Pridgeon has been a director of the Company since April 2001. Since December 2002, Mr. Pridgeon has served as a director and executive officer of Griffin Decorations, a business which he founded. From March 1995 through December 2002, he served as director of MAXIM Wholesale and Marketing Co., a company which he founded. Concurrently, from February 1999, Mr. Pridgeon has also served as a manager of sales for Europe and the Middle East for Blenfin XI, Netherlands, a company that engages in the distribution of wooden picture frames. From April 1996 through January 1999, Mr. Pridgeon served as a property acquisitions consultant to M.A. Realistic Estate, Netherlands, a company engaged in the ownership and management of hotels in the Netherlands. From September 1989 through March 1995, Mr. Pridgeon served as account manager and then export manager at VERNO Holland, a company engaged in the marketing and distribution of oil paintings. Mr. Pridgeon’s experience in managing and overseeing a diversified business practice equip him with the skill set needed by our Board.

          Nir Hasson was appointed to the board in August 2014. Mr. Hasson is the Director of Enterprise Sales at TrapX Security, a cyber security startup that provides protection against advanced threats, a position he has held since June 2014. Prior to TrapX, Mr. Hasson was employed by Jungo LTD, a company that was acquired by Cisco Systems in 2013, and Jungo Connectivity LTD, a spinoff coming from Jungo LTD’s acquisition, in the positions of Director of Business Development from 2013 to 2014 and World Wide Sales Manager from 2010 to 2013. Prior to joining Jungo LTD, Mr. Hasson was employed by Check Point Software Technologies LTD, in the positions of Project Manager from 2007 to 2008, Team Leader from 2006 to 2007 and VoIP Security Engineer from 2005 to 2006. Mr. Hasson was also employed by Intel Corp as a Software Engineer between 2002 and 2004. Mr. Hasson’s experience business development, entrepreneurship and cyber security provide the Board with the experience and skill set need by the Board.

          Frans Sluiter was elected to the board in 2011. Mr. Sluiter is employed as a Senior Manager at Accenture, a position he has held since December 2006. Prior to joining Accenture, Mr. Sluiter was a Partner and Project Manager at Singularity, LLC, responsible for overseeing SAP process integration. From 2003 to 2006, he served at Intelligroup, from 2004 onwards as Senior Vice President responsible for business development and project delivery for onsite and offshore SAP services. Throughout his career, Mr. Sluiter has acquired extensive experience working with clients in a variety of industries, including Oil and Gas. His broad corporate experience and connections in the industry add to the value he brings to the board.

          Asaf Yarkoni was appointed to the Company’s Board of Directors in December 2011. Mr. Yarkoni is employed as a Chief Financial Officer of StorOne, a start-up company involved in Storage solutions. Mr. Yarkoni is a certified public accountant with over four years of experience with a “Big Four” accounting firm and, prior to his employment at StorOne he served as the Integration and Business Development Manager at IBM and was the Chief Financial Officer of Storwize, a start-up company involved in the provision of data compression services that was acquired by IBM in 2010. Mr. Yarkoni has experience in public accounting and is familiar with the reporting requirements applicable to public companies, both in Israel and in the United States. Mr. Yarkoni brings significant financial and accounting knowledge and expertise to the Corporation and qualifies to serve as an “audit committee financial expert” under the rules of the SEC. Mr. Yarkoni’s experience as a certified public accountant was instrumental in his appointment to stand for election to the Board and is expected to provide our board with a critical accounting perspective.

INFORMATION RELATING TO EXECUTIVE OFFICERS

          The following individuals are not directors or director nominees, but served as executive officers of the Company or its subsidiaries during 2013.

NAME	AGE	POSITION
Edy Francis	37	Chief Financial Officer

Zeev Koltovskoy	38	Chief Accounting Officer

Anthony James	36	Counsel and Corporate Secretary

Curt L. Warnock	59	Counsel and Corporate Secretary

          The following describes at least the last five years of business experience of the executive officers.

          Edy Francis was appointed Chief Financial Officer in August 2007. From December 2003 through August 2007, Mr. Francis was affiliated with the Tel Aviv based office of Brightman Almagor & Co., Certified Public Accountants and a member firm of Deloitte Touche Tohmatsu where his areas of practice included auditing publicly traded companies, auditing internal controls and preparing tax assessments.

          Zeev Koltovskoy was appointed Chief Accounting Officer in December 2012 after serving as the Company’s Director of Finance. Prior to joining the Company, Mr. Koltovskoy served as Director of Finance for Israel Oil Company Ltd., an Israeli based affiliate, from June 2010 through August 2012. Prior to this, Mr. Koltovskoy worked for Allot Communications Ltd. as Assistant Controller and Compliance Manager from July 2009 through June 2010. From November 2005 through July 2009, Mr. Koltovskoy was employed at Deloitte Brightman Almagor & Company, certified public accountants, where he served in several positions including Audit Manager (August 2008 – July 2009).

          Curt L. Warnock joined the company in October 2011 and serves as Legal Counsel and Corporate Secretary and manages the human resources and land functions. From 2009 to 2011 he was a partner in the law firm of Warnock & Caskey, LLC. Prior to that he was Executive Vice President, General Counsel and Corporate Secretary for a national electrical contracting company, Integrated Electrical Services, Inc. (IESC 2001-2009). Before IESC he was Senior Counsel for Burlington Resources Inc., a large independent oil and gas company in Houston (1986-2001). Before that he was Senior Counsel for Pogo Producing Company, an independent oil and gas company in Houston (1981-1986). Before Pogo Producing Company he was in private practice in Houston with the law firm of Culpepper and Conway (1979-1981). Mr. Warnock resigned from the Company in June 2013.

          Anthony James joined the Company in May 2013 and was appointed Secretary of the Company in August 2013. Prior to joining the Company, Mr. James was employed at the law firm of Streit, Peterson, Hall & Keeney LLP in Houston, Texas as a partner (2013) and a participating associate (2010 to 2013). Prior to this, Mr. James was engaged in the practice of law as a solo practitioner from 2007 to 2010, where his practice focused on oil and gas related matters. In addition to his law practice, Mr. James also provided services as a professional landman on a contractual basis to onshore oil and gas companies from 2004 to 2007. Mr. James is licensed by the State Bar of Texas and is board certified in Oil, Gas & Mineral Law by the Texas Board of Legal Specialization.

          All officers serve at the pleasure of the Board, subject to certain employment and consulting agreements as described more fully above in “Employment/Consulting Agreements”. There are no family relationships between any of the above directors or officers, and there is no arrangement or understanding between any of the above directors and any other person pursuant to which he was selected as a director or officer.

INFORMATION ABOUT THE BOARD OF DIRECTORS

INDEPENDENCE AND MEETINGS

          During the fiscal year ended December 31, 2013, the Board met or acted by unanimous written consent on four occasions. During the fiscal year ended December 31, 2013, with the exception of Itai Ram, each Board member attended all of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively. Mr. Ram attended a majority of the aggregate of all of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively. Mr. Ram resigned from the Board in 2014 and the Board appointed Mr. Nir Hasson to fill the vacancy created by Mr. Ram’s resignation.

          The Board does not have a formal policy with respect to Board members’ attendance at annual stockholder meetings, though it encourages directors to attend such meetings. Messrs. Tsuff, Pridgeon and Yarkoni attended the Company’s 2013 annual meeting of shareholders.

          The Board of Directors reviewed the independence of each of the Company’s directors on the basis of the standards adopted by NASDAQ During this review, the Board considered transactions and relationships between the Company, on the one hand, and each director, members of his or her immediate family, and other entities with which he or she is affiliated, on the other hand. The purpose of this review was to determine which of such transactions or relationships were inconsistent with a determination that the director is independent under the NASDAQ rules. As a result of this review, the Board of Directors affirmatively determined that each of the Company’s directors, other than Haim Tsuff and Josef From, are “independent directors” within the meaning of the NASDAQ rules.

BOARD LEADERSHIP STRUCTURE

          Mr. Tsuff has served as Chairman, Chief Executive Officer and President of the Company since 1996. The Board of Directors believes that its current leadership structure, in which the positions of Chairman and Chief Executive Officer are held by Mr. Tsuff, is appropriate at this time and provides the most efficient and effective leadership for Isramco. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making and alignment on corporate strategy. The Company believes that any risks inherent in that structure are balanced by the oversight of our Board of Directors, a majority of which is comprised by independent directors, including the Company’s Lead Independent Director, Max Pridgeon. Given Mr. Tsuff’s past performance in the roles of Chairman and Chief Executive Officer, at this time the Board believes that combining these positions will continue to provide the appropriate and most effective leadership structure for the Company and does not impair the Board’s ability to continue to practice good corporate governance.

          As noted above, the Board has appointed Max Pridgeon as its Lead Independent Director. The Lead Independent Director chairs the executive sessions of the Board and is the principle liaison between the independent directors and Chief Executive Officer. The Lead Independent Director also is responsible for or required to participate in timing and agenda for Board and Committee meetings, requesting for and providing information to the independent directors, receive reports from the Nominating and Governance Committee and evaluation, along with the Compensation Committee and the Board the performance of the Chief Executive Officer.

          As a result, the Company believes that the Lead Independent Director, along with the other independent directors of the Board, provide significant and appropriate oversight to all activities of the Company and the Board. Further, the Board believes that Mr. Tsuff’s significant holdings in the Company is sufficient motivation to minimize excessive risk taking and aligns his interest in the best interest of the stockholders. Additionally, the Conflict Committee, which is comprised solely of independent directors, was specifically created to review all transactions among the Company and all related parties, including any affiliates of Mr. Tsuff.

          The Board recognizes that no single leadership model is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as a separate independent chairperson of the board, might be appropriate. As a result, the Board reviews the Company’s Board leadership structure annually.

GOVERNANCE, BOARD OF DIRECTORS AND BOARD COMMITTEE CHANGES

          In 2013, the Board of Directors had five standing committees: the Audit Committee; the Compensation Committee; the Conflict Committee; the Nominating and Corporate Governance Committee; and the Independent Directors Committee.

BOARD OF DIRECTORS

          The Board of Directors has established guidelines requiring a majority of directors to be independent, as determined in accordance with the bylaws of the Company and applicable rules of the NASDAQ. Under such standards, the Board has determined that four of the six directors of the Company (Messrs. Pridgeon, Hasson, Sluiter and Yarkoni) are independent directors. Each of these four directors has also certified their belief that they meet such independence standards and all of the Company’s directors have certified that that they will annually attend at least one Board meeting in person unless specifically excused by the Company’s Chairman. Directors may only serve on a maximum of two other boards of directors of public companies. All of the Company’s directors have also participated in an initial orientation and continuing education thereafter.

THE LEAD INDEPENDENT DIRECTOR

          In 2012, the Board first elected a “Lead Independent Director,” as such term is defined in the Company’s bylaws and Nominating and Corporate Governance Committee Charter. In 2013, Max Pridgeon was elected to this position. The Lead Independent Director chairs the executive sessions of the Board and is the principle liaison between the independent directors and Chief Executive Officer. The Lead Independent Director also is responsible for or required to participate in timing and agenda for Board and Committee meetings, requesting for and providing information to the independent directors, receive reports from the Nominating and Governance Committee and evaluation, along with the Compensation Committee and the Board the performance of the Chief Executive Officer. The Lead Independent Director also served as Chair of the Company’s Independent Director Committee, which was dissolved and its duties were incorporated into the Company’s Audit Committee in 2014.

AUDIT COMMITTEE

          The members of the Audit Committee in 2013 were Max Pridgeon, Frans Sluiter and Asaf Yarkoni. In 2014, the Audit Committee was expanded to include Max Pridgeon, Frans Sluiter, Asaf Yarkoni and Nir Hasson, being all of the Company’s independent directors. The Board of Directors has determined that Mr. Pridgeon, Mr. Sluiter, Mr. Hasson and Mr. Yarkoni met the independence criteria set out in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The Board determined that Mr. Yarkoni qualifies as an independent director and an audit committee financial expert. The Audit Committee met five times in 2013.

          Mr. Yarkoni serves as the Company’s “audit committee financial expert” under the rules of the SEC. The Board has determined that Mr. Yarkoni is an independent director as defined in the NASDAQ Marketplace Rules.

          In 2012 the Board adopted a new charter governing the duties and responsibilities of the Audit Committee, a copy of which is attached as an Exhibit to the Company’s 2012 Proxy Statement. The Audit Committee’s primary duties and responsibilities are to:

          •          Monitor and review the accuracy and fairness of the Corporation’s financial reports and monitor and ensure the adequacy of the Corporation’s systems of internal controls regarding finance, accounting, and legal compliance.

          •          Monitor the independence and performance of the Corporation’s independent auditors.

          •          Provide an avenue of communication between the independent auditors, management, accountants and the Board of Directors.

          The Audit Committee has the authority to conduct or authorize investigations into any matter within the scope of its responsibilities and it shall have direct access to the independent auditors as well as anyone in the organization. The Audit Committee also has the ability to retain, at the Corporation’s expense, special legal, accounting, or other consultants or advisors it deems necessary in the performance of its duties or to assist in the conduct of any investigation.

THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

          The current members of the Nominating and Corporate Governance Committee are Max Pridgeon, Asaf Yarkoni and Haim Tsuff. The Nominating and Corporate Governance Committee met twice in 2013. The Nominating and Corporate Governance Committee has a charter. By reason of Mr. Tsuff’s service on the Nominating Committee, all of the members of the Nominating Committee were not independent directors within the meaning of the NASDAQ Marketplace Rules. However, Rule 5615 of the NASDAQ Marketplace Rules allows a “Controlled Company” to have a nominating committee that does not consist solely of independent directors. The Company believes that it was a “Controlled Company” in 2013 and continues to be a “Controlled Company” within the meaning of the NASDAQ Marketplace Rules, since, at all times during 2013, a majority of the Company’s shares are controlled by Haim Tsuff, the Company’s Chairman, Chief Executive Officer and President. As a result, the Company maintains its Nominating and Corporate Governance Committee, which does not consist solely of independent directors, in reliance upon NASDAQ Marketplace Rule 5615.

          The Nominating and Corporate Governance Committee considers many factors when evaluating candidates for the nomination to the Board, with the goal of fostering a Board of Directors comprised of directors with a variety of experience and backgrounds. Important factors considered as part of the Nominating and Corporate Governance Committee’s evaluation include (without limitation): (i) roles and contributions valuable to the business community, (ii) personal qualities of leadership, character and judgment, and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence and adherence to high ethical standards, (iii) relevant knowledge and diversity of Board members’ background and experience, (iv) whether the candidate has the time required for preparation, participation and attendance at meetings and (v) requirements relating to Board and Board committee composition under applicable law and NASDAQ listing standards. Depending upon the Company’s then-current needs, certain factors may be weighed more or less heavily than others. In considering candidates for the Board, the Nominating and Corporate Governance Committee will consider the entirety of each candidate’s credentials, and does not have any specific minimum qualifications that must be met. However, the Nominating and Corporate Governance Committee does believe that all members of the Board should have the highest character and integrity and sufficient time to devote to Company matters.

          In addition to considering candidates proposed by officers or other directors of the Company as candidates for nomination as a director, the Nominating and Corporate Governance Committee considers persons recommended by

Stockholders. In evaluating candidates proposed by Stockholders, the Nominating Committee uses the same selection criteria as it uses to evaluate other potential nominees. Recommendations should be submitted by Shareholders to the Secretary of the Company. Each recommendation should include a personal biography of the suggested candidate, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Stockholders who wish to nominate a person for election to the Board themselves, rather than recommending a candidate to the Nominating and Corporate Governance Committee for potential nomination by the Board of Directors, must comply with applicable law. For additional information, see “Stockholder Proposals” below.

          While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Board and the Nominating and Corporate Governance believe that it is essential that Board members represent diverse business backgrounds and experience. A background in or experience with the oil & gas industry is desirable, but not a precondition to nomination. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. We believe that the backgrounds and qualifications of our directors, considered as a group, should and do provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

          In addition, the Nominating and Governance Committee reviews the advisability of a director’s continued service on the Board when the director’s principal occupation or business association changes, or when circumstances arise which may raise questions about the director’s continuing qualifications in relation to the Board membership criteria referred to above. In addition, the Nominating and Corporate Governance Committee: (i) reviews the resignation of any director, (ii) reviews the Board’s committee structure and recommends to the Board the appointment of committee members and chairs, (iii) defines and articulates the Company’s overall corporate governance structures, including the development and recommendation to the Board of the Company’s Corporate Governance Guidelines, (iv) reviews the Company’s Corporate Governance Guidelines periodically, and recommends changes as necessary to reflect sound governance practices and (v) review the Company’s positions and practices on significant issues of corporate public responsibility, such as protection of the environment and philanthropic contributions.

CONFLICT COMMITTEE

          The Conflict Committee consists of Asaf Yarkoni and Frans Sluiter, two independent directors. Although the Conflict Committee does not have a written charter, its duties are identified and reflected in Company’s bylaws. Before any transaction between the Company and any officer or director of the Company, or between the Company and any entity controlled by or affiliated with an officer or director, such transaction must first be submitted for approval by the Conflict Committee. The Conflict Committee has, except as may be otherwise specified by the Board by unanimous written consent, all the power and authority of the Board of Directors in connection with approving and authorizing proposed transactions between the Company and any officer or director or entity controlled by or affiliated with any officer or director. The Conflict Committee examines all such conflict transactions in order to determine their significance to the Company and its investors, including minority shareholders, in light of all circumstances. The importance of the interest to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved are among the factors considered in determining the significance of any transaction and whether to approve such transaction. In this role, the Conflict Committee has reviewed and approved sales of Company Common Stock to related parties, as well as all affiliated financing arrangements (see “Related Party Transactions” above) with related parties. The Conflict Committee met or acted by unanimous consent four times in 2013 and all related party transactions since January 2013 have been reviewed by Conflict Committee. The consideration of such materials by the Conflict Committee is evidenced in minutes of Conflict Committee meetings or by written consent.

COMPENSATION COMMITTEE

          In 2013, the Compensation Committee consists of Max Pridgeon, Itai Ram and Joseph From and was responsible for reviewing the compensation arrangements in effect for the Company’s executive officers, including the Company’s Named Executed Officers. The Compensation Committee met twice in 2013. The Compensation Committee has a charter. We note that Itai Ram resigned in 2014. Mr. Nir Hasson was appointed to serve in the position vacated by Mr. Ram.

          By reason of Joseph From’s service on the Compensation Committee, all of the members of the Compensation Committee are not independent directors within the meaning of the NASDAQ Marketplace Rules. Rule 5615 of the NASDAQ Marketplace Rules allows a “Controlled Company” to have a compensation committee that does not consist solely of independent directors. The NASDAQ Marketplace Rules were recently amended to provide new requirements and requiring an annual certification of annual compliance with the rules. T The Company believes that it was a “Controlled Company” in 2013 and continues to be a “Controlled Company” within the meaning of the NASDAQ Marketplace Rules, since, at all times during 2013, a majority of the Company’s shares are controlled by Haim Tsuff, the Company’s Chairman, Chief Executive Officer and President. As a result, the Company maintains its Compensation Committee, which does not consist solely of independent directors, in reliance upon Nasdaq Marketplace Rule 5615.

          The Compensation Committee sets compensation policy and administers the Company’s compensation programs for the purpose of attracting and retaining skilled executives who will promote the Company’s business goals and build stockholder value. The Compensation Committee is also responsible for reviewing and making recommendations to the Board regarding all forms of compensation to be provided to the Company’s Named Executive Officers, including stock compensation and bonuses.

          The Compensation Committee also reviews and recommends to the Board for approval compensation arrangements for the Company’s other executive officers, key employees and non-employee directors. The Compensation Committee recommends all compensation awards (including incentive compensation awards), which are then subject to Board review and approval. The Chief Executive Officer recommends to the Compensation Committee the goals, objectives and compensation for all executive officers (including the Named Executive Officers) and key employees, except himself, and responds to requests for information from the Compensation Committee. Our Chief Executive Officer has no role in approving his own compensation. The Compensation Committee periodically reviews and recommends the compensation of non-employee directors. The Compensation Committee does not delegate its authority and has the sole responsibility of retaining outside counsel or other consultants for the purpose of executing its mandate.

THE INDEPENDENT DIRECTOR COMMITTEE

          In 2013, the members of the Independent Directors Committee were Max Pridgeon, Asaf Yarkoni, Frans Sluiter and Itai Ram. The Independent Director Committee met five times in 2013. The purpose of the Independent Director Committee was to serve as a disinterested body of the Board exercising oversight and independent judgment to recommend to the Board those measures the Independent Director Committee reasonably believed to be in the long-term best interests of the Company, with a view towards protecting the interests of both the Company and its shareholders and with due regard to the interests of the minority shareholders of the Company. In 2014, the Independent Director Committee was dissolved and, in its place, the Audit Committee was expanded to include all of the Company’s independent directors and empowered to exercise all of the oversight and authority previously exercised by the Independent Director Committee. The Board believes that this change will serve the best interests of the Company, including minority shareholders.

TRADING COMPLIANCE CONTROL COMMITTEE

          The Board of Directors has a committee consisting of Edy Francis, the Company’s Chief Financial Officer, and Anthony James, the Company’s General Counsel and Secretary, both of whom are Named Executive Officers, as responsible for ensuring compliance with the Company’s stock trading and market communication policy. The Trading Compliance Control Committee is not a committee of the Board, but instead provides a monitoring and reporting function to the Board.

CODE OF BUSINESS ETHICS AND CONDUCT

          The Company has adopted a Code of Business Ethics and Conduct (the “Code of Conduct”) that applies to all of its employees. A copy of the Code of Conduct was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. If the Company makes any substantive amendment to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

          The Board does not have a formal process for shareholders or interested parties to send communications to the Board. Due to the infrequency of shareholder or interested party communications to the Board, the Board does not believe that a formal process is necessary. Stockholders of the Company are encouraged to communicate directly with the members of the Board. Persons interested in communicating their concerns or issues to the independent directors may address correspondence to a particular director, or to the independent directors generally in care of the Chairman, Chief Executive Officer and President of the Company, Mr. Haim Tsuff. Mr. Tsuff will forward all communications received to the appropriate director and/or Committee Chairman. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the Audit Committee. Company personnel will not screen or edit such communications and will forward them directly to the intended member of the Board.

BOARD’S ROLE IN RISK OVERSIGHT

          Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. Senior officers attend meetings of the Board, provide presentations on operations, and are available to address any questions or concerns raised by the Board, its committees, or any individual director. Additionally, our Board committees are charged with assisting the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee coordinates the Board’s oversight function of the Company’s internal control over financial reporting, disclosure controls and procedures and Code of Conduct. Management regularly reports to the Audit Committee on these areas.

REPORT OF THE AUDIT COMMITTEE

          The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of the Company’s filings under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporate this report by reference.

          The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2013. These financial statements include the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, Stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013 and the notes thereto.

          REVIEW WITH MANAGEMENT. The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

          REVIEW AND DISCUSSIONS WITH INDEPENDENT ACCOUNTANTS. The Audit Committee has discussed with M&B, the Company’s independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards), as amended, that includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received disclosures and the letter from M&B required by Independence Standards Board Standard No. 1 (that relates to the accountant’s independence from the Company and its related entities) and has discussed with M&B its independence from the Company.

          CONCLUSION. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

AUDIT COMMITTEE

MAX PRIDGEON

ASAF YARKONI

NIR HASSON

FRANS SLUITER

BOARD RECOMMENDATION

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

          In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the company is providing Stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation programs of our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement relating to the Company’s 2014 annual meeting, is hereby approved.”

          This vote is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. Pursuant to the Shareholders’ vote in connection with the Company’s 2011 annual meeting of Shareholders, the Company will hold an advisory (non-binding) vote on executive compensation every three years. As a result, the next advisory (non-binding) vote on executive compensation will occur in connection with the Company’s 2017 annual meeting of Shareholders.

          The primary objectives of our market based compensation program for the Named Executive Officers are to attract and retain qualified and experienced executive talent, provide appropriate incentives for the Company’s Named Executive Officers’ to apply their efforts in such a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of shareholder value. In particular, our compensation program for Named Executive Officers is designed to reward superior job performance and individual initiative to help increase the Company’s oil and gas reserves, production rates, earnings per share and to manage operating costs.

          Stockholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure.

BOARD RECOMMENDATION

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF MALONE BAILEY, LLP

AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2014

          The Audit Committee has selected Malone Bailey, LLP (“M&B”) as the Company’s independent public accounting firm for the year ending December 31, 2014. The Board has directed that such appointment be submitted for ratification by the Stockholders at the Annual Meeting.

          It is anticipated that a member of M&B will be available at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

          If the Shareholders do not ratify the selection of M&B as the Company’s independent public accounting firm for the year ending December 31, 2014, the Audit Committee will reconsider the appointment. However, even if the Shareholders do ratify the selection, the Audit Committee may still appoint a new independent public accounting firm at any time during the year if it believes that such a change would be in the best interests of Company and its Shareholders.

AUDIT FEES

          The following table presents fees for professional audit services rendered by M&B for the audit of the Company’s annual financial statements for fiscal years 2013 and 2012 and fees billed for other services rendered during 2013 and 2012.

	Fiscal 2013	Fiscal 2012
Type of Service/Fee

Audit Fees (1)	$345,000	$345,000

Audit Related Fees (2)	$—	—

Tax Fees (3)	$—	$23,980

All Other Fees (4)	$—	$50,950

(1) Audit Fees consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K and the review of the interim financial statements included in its Quarterly Reports on Form 10-Q, and for the services that are normally provided in connection with regulatory filings or engagements.

(2) Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to consultation regarding generally accepted accounting principles.

(3) Tax Fees consist of fees for tax compliance, tax advice and tax planning. The fee includes the preparation of the Company’s income tax returns, franchise tax reports, and other tax filings.

(4) All Other Fees consist of fees for products and services not included in the above categories. Such fees were mainly attributable to FIN 48 compliance and for services associated with an I. R. S. audit of the Company’s 2006 tax returns.

          The Audit Committee reviewed the non-audit services rendered for fiscal year 2013 and fiscal year 2012 as set forth in the above table and concluded that such services were compatible with maintaining the public accounting firm’s independence. The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that Company’s independent public accounting firm is permitted to perform for Company under applicable federal securities regulations. As permitted by the applicable regulations, the Audit Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent public accounting firm and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others. None of the fees paid to the independent public accounting firm under the categories Audit-Related Fees, Tax and All Other Fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

BOARD RECOMMENDATION

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS RATIFY THE APPOINTMENT OF MALONE BAILEY, LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

OTHER MATTERS

          Management does not intend to present to the meeting any matters other than matters referred to herein, and as of this date Management does not know of any matter that will be presented by other persons named in the attached proxy to vote thereon in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS

          Under the rules of the SEC, proposals of Shareholders intended to be presented at the 2015 annual meeting of Shareholders must be made in accordance with the bylaws of the Company and received by the Company at its principal executive offices for inclusion in the Company’s proxy statement for that meeting no later than July 28, 2015. Shareholder proposals not to be included in the Company’s proxy statement for the Company’s 2015 annual meeting of Shareholders must be made in accordance with the bylaws of the Company and received by the Company at its principal executive offices between July 28th, 2015 and August 26, 2015. In order to nominate directors for inclusion in the Company’s proxy statement for the Company’s 2015 annual meeting of Shareholders, such nomination proposals must be made in accordance with the bylaws of the Company and received by the Company at its principal executive offices between July 28th, 2015 and August 26, 2015. The Board of Directors will review any Shareholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 2015 proxy statement.

          The Company has not received any shareholder proposals for director or any other matter for inclusion in this proxy statement for the 2014 annual meeting.

SOLICITATION OF PROXIES

          The Company will pay the cost of the solicitation of proxies. Solicitation of proxies may be made in person or by mail, telephone, or telecopy by directors, officers, and employees of the Company. The Company may also engage the services of others to solicit proxies in person or by telephone or telecopy. In addition, the Company may also request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such persons for the costs related to such services.

          It is important that your shares be represented at the Annual Meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

Haim Tsuff

Chairman of the Board

Chief Executive Officer

President